Exhibit 99.3

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831

tel: 203 622 3131
fax: 203 622 6080

unitedrentals.com

FOR IMMEDIATE RELEASE

UNITED RENTALS COMMENTS ON COURT’S RULING IN LITIGATION WITH
CERBERUS ACQUISITION VEHICLES

          GREENWICH, Conn. — December 21, 2007 — United Rentals, Inc. (NYSE: URI) today issued the following statement regarding the decision by Delaware Court of Chancery Chancellor William B. Chandler III that RAM Holdings, Inc. and RAM Acquisition Corp. (acquisition vehicles formed by Cerberus Capital Management, L.P.) are not obligated to complete their purchase of United Rentals.

          United Rentals said: “While we are disappointed by Chancellor Chandler’s decision, we respect it and thank the Court for its prompt review of this matter.  The Board of Directors and management team of United Rentals will consider its alternatives under the circumstances and they continue to believe strongly in United Rentals’ future prospects.  We look forward to continuing to operate our business as a public enterprise and to executing a strategy to maximize value for our shareholders.”

          About United Rentals

          United Rentals, Inc. is the largest equipment rental company in the world based on revenue, with an integrated network of over 690 rental locations in 48 states, 10 Canadian provinces and one location in Mexico.  The Company’s approximately 11,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others.  The Company offers for rent over 20,000 classes of rental equipment with a total original cost of $4.3 billion.  The Company is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index ® and is headquartered in Greenwich, Conn.  Additional information about the Company is available at www.unitedrentals.com.

          Forward Looking Statements

          Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.    These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those expected by any forward-looking statements. For a description of factors that could cause actual results to differ from those expected, please refer to our Annual Report on Form 10-K for the year ended December 31, 2006, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

Contact:

Kekst and Company
Mark Semer or Tom Davies
(212) 521-4800

Hyde Park Financial Communications
Fred Bratman
(203) 618-7318
cell: (917) 847-4507
fbratman@hydeparkfin.com